EXHIBIT 10.1

                      [LETTERHEAD OF THE COCA-COLA COMPANY]

                                 June 12, 2001




PERSONAL AND CONFIDENTIAL
-------------------------

Mr. Joseph R. Gladden, Jr.
210 Nacoochee Drive NW
Atlanta, GA  30305

Dear Joe:

Thanks for our recent conversations. I believe we have reached an agreement which accommodates the Company's interest in a clear transition, Deval's interest in having access to you and your experience for his orientation, and your interest in retaining the October 2000 option grant. This will confirm our understandings.

The Company will extend your employment on a part-time basis through November 1, 2001. This will enable you to retain the options granted to you in October 2000, which you would otherwise forfeit upon your original retirement date of June 1, 2001. You will be compensated at 50% of your current base salary from June 1 through October 31, 2001. You will continue to participate in all benefit programs until October 31, 2001 and you will be considered for a prorated incentive bonus for 2001 based on Company performance, personal performance and contributions. Your retirement will be effective on November 1, 2001.

During your continued employment, your assignment will be to work with Deval as needed to transition any activities or other work, and to assist him with his orientation.

In exchange for the Company's agreement to continue your employment, you agree not to disparage the Company, its officers or its employees. We will prepare for your review and approval an appropriate amendment to the stock option agreement memorializing this term and making the October 2000 option grant subject to forfeiture in the event of disparagement.

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June 12, 2001
Page 2





The Company will provide whatever assistance you need to help you vacate your office by June 20, 2001. At times when you are on site, the Company will provide suitable office space and support. Through your extended employment, the Company will also pay your normal work-related expenses, such as appropriate travel expenses.

Upon your retirement, in accordance with the terms of the plans, all of the other options that you hold will be fully vested and exercisable according to their terms. In addition, your restricted stock will be released to you at that time. The amendment we have discussed will apply only to the October 2000 grant.

If your services are required by the legal function after November 1, at the discretion of the General Counsel, the Company would agree to a consulting agreement at a daily rate of $1,500 for services rendered.

We appreciate your long and loyal service on behalf of The Coca-Cola Company. Thank you for helping us accommodate all of the pertinent interests. We will get you a draft amendment soon. Pat O'Neil and her staff will effect the other necessary changes.

                                        Sincerely,


                                        /s/ James E. Chestnut







Accepted:  /s/ Joseph R. Gladden, Jr.
           --------------------------
           Joseph R. Gladden, Jr.

Date:      July 17, 2001